Exhibit 3.1

CERTIFICATE OF AMENDMENT

TO THE

RESTATED CERTIFICATE OF INCORPORATION

OF

OLD SECOND BANCORP, INC.

(Pursuant to 8 Del. C. Section 242)

Old Second Bancorp, Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify:

FIRST: That at a meeting of the Board of Directors of the Corporation, resolutions were duly adopted setting forth a proposed amendment of the Restated Certificate of Incorporation of said corporation, declaring said amendment to be advisable and directing that the proposed amendment be considered at the next annual meeting of the stockholders of said corporation for consideration thereof. The resolution setting forth the proposed amendment is as follows:

RESOLVED, that the Restated Certificate of Incorporation of this Corporation be amended by striking out Paragraph A of Article IV thereof in its entirety and by substituting in lieu of the former Paragraph A of Article IV the following:

Accordingly, as amended, said Paragraph A of Article IV shall be and read in its entirety as follows:

“A. The total number of shares of all classes of stock which the Corporation shall have authority to issue is 120,300,000 shares, which are divided into two classes:

120,000,000 shares of common stock, with a par value of $1.00 per share; and

300,000 shares of preferred stock, with a par value of $1.00 per share.”

SECOND: That thereafter, pursuant to resolution of its Board of Directors, the annual meeting of the stockholders of the Corporation was duly called and held on May 20, 2025, and at such meeting the said amendment was approved by the affirmative vote of the holders of at least 75% of the voting power of all outstanding shares of the Corporation’s common stock entitled to vote thereon, in accordance with the requirements of the Corporation’s Restated Certificate of Incorporation.

THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, Old Second Bancorp, Inc. has caused this certificate to be signed by its duly authorized officer this 23rd day of May, 2025.

OLD SECOND BANCORP, INC.
By:	/s/ James L. Eccher
James L. Eccher
Chairman, President and Chief Executive Officer